INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of December 17, 2014, by and between HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (the “Adviser”), and GENEVA CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, each of the Adviser and the Sub-Adviser is registered with the U.S. Securities and Exchange Commission (the “Commission”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services; and

WHEREAS, Henderson Global Funds, a Delaware statutory trust (the “Trust”), is registered with the Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and has established one or more separate series with each series having its own assets and investment policies; and

WHEREAS, the Adviser and the Trust have entered into an investment advisory agreement, dated August 31, 2001, as amended (the “Investment Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to each series of the Trust and may arrange for investment advisory and portfolio management services to be provided by another person at the expense of the Adviser, provided that any such arrangement shall comply with the 1940 Act; and

WHEREAS, the Adviser, with the approval of the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act, of any party to this Agreement, desires to delegate to the Sub-Adviser the duty to manage the investments of the series of the Trust known as the Henderson US Growth Opportunities Fund (the “Initial Fund”) and to such other series of the Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (an “Additional Fund” and hereinafter, “Fund” shall refer to each series of the Trust which is subject to this Agreement, as set forth in Schedule A), and the Sub-Adviser is willing to furnish such services to each Fund;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties hereto agree as follows:

1.   Appointment of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser and the Sub-Adviser hereby agrees to manage the portfolio investments of, and provide a continuous investment program for, each Fund subject to the terms of this Agreement and subject to the supervision of the Adviser and the Board.

2.   Compensation.  As compensation for the services enumerated herein, the Adviser will pay the Sub-Adviser a fee, which shall be calculated monthly and payable monthly, as set forth in Schedule B hereto, as may be amended from time to time.

If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Sub-Adviser’s compensation for such fraction of the month shall be determined by applying the percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

3.   Authority of Adviser.  The Adviser represents that it is the investment adviser of each Fund, with the authority as such to enter into this Agreement.

4.   Term; Termination.  This Agreement shall become effective with respect to the Initial Fund as of the date set forth herein above and shall remain in full force for an initial term until August 31, 2016, unless sooner terminated as hereinafter provided.  This Agreement will become effective with respect to each Additional Fund as of the date set forth on Schedule A when each such Additional Fund is added thereto. The initial term of this Agreement for each Additional Fund shall be a period of two years from the effective date of this Agreement with respect to such Additional Fund. This Agreement shall continue in force from year to year thereafter with respect to any Fund to which the Agreement shall have become applicable, following each such Fund’s initial term, but only so long as such continuance is specifically approved for such Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund, the Sub-Adviser may continue to serve in such capacity for such Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty by the Adviser or by the Sub-Adviser on sixty (60) days written notice to the other party.

This Agreement may also be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of such Fund.

This Agreement shall automatically terminate in the event of its assignment or (upon notice thereof to the Sub-Adviser) the assignment of the Investment Advisory Agreement, unless its continuation thereafter is approved by the Board and the shareholders of the Fund as required by the 1940 Act.

Any party entitled to notice may waive the notice provided for herein. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

5.   Services.  Subject to the supervision of the Board and the Adviser, the Sub-Adviser will provide an investment program for each Fund, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Fund, and will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund.  The Sub-Adviser will provide the services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus (as used herein this term includes the related Statement of Additional Information). The Sub-Adviser further agrees that it:

(a)  will conform with all applicable Rules and Regulations of the Commission and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal or State agencies which now have or in the future will have jurisdiction over its activities;

(b)  will pay expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction changes, if any) purchased for the Fund, provided that the Sub-Adviser will not pay for or provide a credit with respect to any research provided to it in accordance with Section 5(c);

(c)  will place orders pursuant to its investment determinations for the Fund either directly with any broker or dealer, or with the issuer.  In placing orders with brokers or dealers, the Sub-Adviser will attempt to obtain the best overall price and the most favorable execution of its orders, except as provided below.  Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser has been advised by the Adviser that the Trust has authorized the Adviser to authorize the Sub-Adviser, in its discretion, to purchase and sell securities to and from brokers and dealers who promote the sale of Trust shares and the Adviser hereby so authorizes the Sub-Adviser.  In no instance will securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser as principal.  Notwithstanding the foregoing sentence, the Sub-Adviser may arrange for the execution of brokered transactions through an affiliated broker dealer in conformity with policies and procedures for such purpose if, when, and as established by the Trustees of the Trust.  Subject to policies established by the Board and communicated to the Sub-Adviser, it is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Adviser or the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay an unaffiliated broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion;

(d)  will review the daily valuation of securities owned by the Fund as obtained on a daily basis by the Trust’s administrator and furnished by it to Sub-Adviser, and will promptly notify the Trust and the Adviser if the Sub-Adviser believes that any such valuation may not properly reflect the market value of any securities owned by the Fund, provided, however, that the Sub-Adviser is not required by this sub-paragraph to obtain valuations of any such securities from brokers or dealers or otherwise, or to otherwise independently verify valuations of any such securities;

(e)  will cause its officers to attend regular business and investment-related meetings with the Board and the Adviser if requested to do so by the Trust and/or the Adviser;

(f)  maintain books and records with respect to the securities transactions for the Fund, furnish to the Adviser and the Board such periodic and special reports as they may request with respect to the Fund, and provide in advance to the Adviser all of the Sub-Adviser’s reports to the Board for examination and review within a reasonable time prior to the Board meetings, in order to keep the Adviser, the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of the Sub-Adviser and the investment considerations which have given rise to those decisions.

6.   Confidentiality.  The Sub-Adviser agrees with respect to the services provided to the Fund that it:

(a)  will provide the Adviser with trade information and broker confirms upon request; and

(b)  will treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and its prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Sub-Adviser is advised by counsel that the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

7.   Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser acknowledges that all records which it maintains for the Trust are the property of the Trust and agrees to surrender promptly to the Trust any of such records upon the Trust’s request, provided, that the Sub-Adviser may retain copies thereof at its own expense.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act relating to transactions placed by the Sub-Adviser for the Fund.

8.   Non-Exclusivity.  It is expressly understood and agreed that the services to be rendered by the Sub-Adviser to the Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to provide similar or different services to others so long as its ability to provide the services provided for in this Agreement shall not be materially impaired thereby.

9.   Information to be Furnished to Sub-Adviser.  The Adviser agrees that it will furnish currently to the Sub-Adviser all information with reference to the Fund and the Trust that is reasonably necessary to permit the Sub-Adviser to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied.  Without limiting the generality of the foregoing, the Adviser will furnish to the Sub-Adviser procedures consistent with the Trust’s contract with the Fund’s custodian from time to time (the “Custodian”), and reasonably satisfactory to the Sub-Adviser, for consummation of portfolio transactions for the Fund by payment to or delivery by the Custodian of all cash and/or securities or other investments due to or from the Fund, and the Sub-Adviser shall not have possession or custody thereof or any responsibility or liability with respect to such custody.  Upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

10.   Limitation of Liability of Sub-Adviser.  The Sub-Adviser and its directors, officers, stockholders, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with any matters to which this Agreement relates or for any other act or omission in the performance by the Sub-Adviser of its duties under this agreement, except that nothing herein contained shall be construed to protect the Sub-Adviser against any liability by reason of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this Agreement.

11.   Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.   Amendment.  As to each Fund of the Trust, this Agreement may be amended only by an instrument in writing signed by the party against which enforcement of the amendment is sought.  An amendment of this Agreement affecting a Fund hereunder shall not be effective until approved by (i) vote of the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval unless otherwise permitted under the 1940 Act.

13.   Governing Law. This Agreement shall be governed by, and construed in accordance with, substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the federal securities laws, including the 1940 Act and the Advisers Act.

14.   Notice.  Any notice that is required to be given hereunder may be given by personal notification or by writing, delivered, or mailed postpaid to the other parties, or transmitted electronically, to the parties at the following addresses, which may from time to time be changed by the parties by notice to the other party:

If to the Adviser:	Henderson Global Investors (North America) Inc. 737 N. Michigan Ave. Suite 1700 Chicago, IL 60611 Attention: Christopher K. Yarbrough Senior Legal Counsel
E-mail: Chris.Yarbrough@henderson.com
If to the Sub-Adviser:	Geneva Capital Management LLC 100 E. Wisconsin Avenue

Suite 2550 Milwaukee, WI 53202 Attention: Kris Amborn Chief Operating Officer
E-mail: kamborn@gcmltd.com
If to the Fund(s) or the Trust:	Henderson Global Funds 737 N. Michigan Ave. Suite 1700 Chicago, IL 60611 Attention: Christopher K. Yarbrough Secretary E-mail: Chris.Yarbrough@henderson.com

15.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

[The Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By: ___________________________ Name: Title:
GENEVA CAPITAL MANAGEMENT LLC By: __________________________ Name: Title:

SCHEDULE A

INVESTMENT SUB-ADVISORY AGREEMENT

FUNDS SUBJECT TO THIS AGREEMENT

Trust	Series	Effective Date
Henderson Global Funds	Henderson US Growth Opportunities Fund	December 17, 2014

SCHEDULE B

INVESTMENT SUB-ADVISORY AGREEMENT

RATE OF COMPENSATION

Fund	Sub-Advisory Fee
Henderson US Growth Opportunities Fund	0.35% of the Fund’s average daily net assets

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